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                                                                       EXHIBIT 5

[KMK LOGO]         KEATING, MUETHING & KLEKAMP, P.L.L.

ATTORNEYS AT LAW   1400 PROVIDENT TOWER - ONE EAST FOURTH STREET - CINCINNATI,
                   OHIO 45202

                           TEL. (513) 579-6400 - TDD (513) 579-6461

MARK A. WEISS
DIRECT DIAL: (513) 579-6599
FACSIMILE: (513) 579-6457
E-MAIL: MWEISS@KMKLAW.COM

                                  June 27, 2003

American Financial Group, Inc.
American Financial Corporation
One East Fourth Street
Cincinnati, Ohio  45202

Ladies and Gentlemen:

         We have acted as counsel to American Financial Group, Inc., an Ohio corporation (the "Company") and American Financial Corporation, an Ohio corporation (the "Guarantor"), in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, for the registration of $511,015,000 aggregate principal amount at maturity of Senior Convertible Notes due 2033 (the "Notes") of the Company guaranteed by the Guarantor (the "Guarantee"), and 5,877,490 shares of common stock of the Company issuable upon conversion of the Notes, plus such additional shares which may become deliverable upon conversion of the Notes to prevent dilution resulting from stock splits, stock dividends and similar transactions (the "Shares"). The Notes and the Shares are being registered on behalf of the holders of the Notes.

         We have, as counsel, examined the Indenture dated as of June 2, 2003 (the "Indenture"), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee") and such corporate records, certificates of public officials and officers of the Company and the Guarantor and other documents and reviewed such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to such opinions, we have relied upon representations of the Company and the Guarantor. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and the Guarantor, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or

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other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantor and others.

         Based solely on the examination detailed above, we are of the opinion that:

         1. The Notes have been duly authorized by the Company, and the Guarantee has been duly authorized by the Guarantor, and, assuming the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, each of the Notes and the Guarantee constitute legal, valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, and except as the enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         2. The Shares issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and non-assessable.

         We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the sale of the aforesaid Notes, Guarantee and Shares and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Sincerely yours,

                                       KEATING, MUETHING & KLEKAMP, P.L.L.

                                       By:_________________________________
                                                    Mark A. Weiss